CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Participation Notes due 2013	$3,000,000	$92.10

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 255 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated June 22, 2007
Rule 424(b)(2)

$3,000,000

GLOBAL MEDIUM–TERM NOTES, SERIES F Senior Notes

Participation Notes due June 20, 2013 Based on the Performance of the StyleSelect IndexSM on MSCI Japan — Total Return

Unlike ordinary debt securities, the Participation Notes, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, the payment that you will receive at maturity, or upon your exchange of securities, will be an amount of cash, which we refer to as the net entitlement value, based on the performance of the StyleSelect IndexSM on MSCI Japan – Total Return, which we refer to as the StyleSelect Japan Index.

•	The principal amount and issue price of each security is $10.
•	We will not pay interest on the securities.
•
At maturity, if you have not previously exchanged your securities, you will receive for each security an amount of cash equal to the net entitlement value determined on June 18, 2013, which we refer to as the maturity valuation date.

•
You will have the right to exchange a block of securities during any exchange period for an amount of cash payable on the relevant exchange date that is equal to the net entitlement value determined on the first index business day following the last calendar day in that exchange period, which we refer to as the exchange valuation date. If you wish to exchange securities, you must exchange a block of at least 10,000 securities at a time.

º	The exchange periods are the first 10 calendar days of March, June, September and December in each year, beginning in September 2007 and ending in March 2013.
•
The initial net entitlement value on the day we priced the securities for initial sale to the public, which we refer to as the pricing date, was $9.95. On any following index business day, the net entitlement value will equal the net entitlement value on the previous index business day multiplied by the StyleSelect Japan Index performance on that index business day, minus the adjustment amount as of that index business day.

º
The StyleSelect Japan Index performance on any index business day is a ratio of the value of the StyleSelect Japan Index on that index business day to the value of the StyleSelect Japan Index on the previous index business day.  The initial value of the StyleSelect Japan Index is 2,316.516, the closing value on the index business day immediately following the pricing date.

º
The adjustment amount on any index business day will equal 1.25% of the net entitlement value on the previous index business day multiplied by the number of calendar days since the previous index business day divided by 365.

•
Because the initial net entitlement value is 0.5% less than the issue price of the securities and the adjustment amount will reduce the net entitlement value by approximately 1.25% per year based on each index business day’s net entitlement value, the value of the StyleSelect Japan Index must increase in order for you to receive at least the $10 principal amount per security at maturity, or upon exchange. If the value of the StyleSelect Japan Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $10 principal amount per security at maturity, or upon exchange.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61747S363.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10.00	$0.05	$9.95
Total	$3,000,000	$15,000	$2,985,000

(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.05 per security; provided that the price to public and the agent’s commissions for any single transaction to purchase $500,000 or more principal amount of securities will be $9.95 per security and $0.00 per security, respectively.

(2)
If you continue to hold to your securities, we will pay the brokerage firm through which you hold your securities additional commissions on a quarterly basis beginning in September 2007.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)       an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)       an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)       a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)       otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”

The securities are medium-term notes of Morgan Stanley. The securities are exchangeable for an amount of cash based on the performance of the StyleSelect Japan Index. Unlike conventional debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity or upon exchange.

“StyleSelect IndexSM on MSCI Japan — Total Return,” “StyleSelect IndexSM” and “MSCI Japan IndexSM” are  service marks of Morgan Stanley Capital International Inc., which we refer to as MSCI, and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering our Participation Notes Based on the Performance of the StyleSelect IndexSM on MSCI Japan — Total Return due June 20, 2013. The principal amount and issue price of each security is $10.

The issue price of the securities includes the agent’s commissions paid with respect to the securities. In addition, the adjustment amount takes into account the ongoing commissions and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. We expect that the secondary market prices of the securities will be adversely affected by the fact that the issue price of the securities includes the agent’s commissions and the adjustment amount takes into account the ongoing commissions and hedging costs. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

Because the initial net entitlement value is 0.5% less than the issue price of the securities and the adjustment amount will reduce the net entitlement value by approximately 1.25% per year based on each index business day’s net entitlement value, the StyleSelect Japan Index must increase in order for you to receive an amount at maturity, or upon exchange, equal to the issue price for each security.

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, or upon earlier exchange by you as described in this pricing supplement under “Description of Securities—Payment at Maturity, or upon Exchange,” we will pay to you an amount of cash based on the performance of the StyleSelect Japan Index.

Payout on the securities at maturity, or upon exchange
The payout on the securities at maturity, or upon exchange, will be based on the applicable net entitlement value of the securities determined on the applicable valuation date.

We refer to the valuation date for any exchange as the exchange valuation date, and we refer to the valuation date at maturity as the maturity valuation date.  The maturity valuation date is scheduled to be June 18, 2013.

The net entitlement value on the day we priced the securities for initial sale to the public, which we refer to as the initial net entitlement value, equaled $9.95.

The net entitlement value on any other index business day will equal (i) the product of (x) the net entitlement value on the previous index business day times (y) the StyleSelect Japan Index performance on that index business day, minus (ii) the adjustment amount as of that index business day. The net entitlement value on any index business day may be expressed by the following formula:

NEVT=NEVT-1*StyleSelect Japan Index performanceT–adjustment amount where

NEV = net entitlement value

T = any index business day

The StyleSelect Japan Index performance on any index business day will equal the closing value of the StyleSelect Japan Index on that index business day divided by the value of the StyleSelect Japan Index on the previous index business day. The StyleSelect Japan Index performance on any index business day may be expressed by the following formula:

StyleSelect Japan Index performance	=	Closing Index Value of StyleSelect Japan IndexT
Closing Index Value of StyleSelect Japan IndexT–1

where

T = any index business day

The adjustment amount on any index business day will equal (i) the product of (x) 1.25% of the net entitlement value on the previous index business day times (y) the number of calendar days since the previous index business day, divided by (ii) 365. On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately 1.25% per year based on each index business day’s net entitlement value.

To demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout to you on the securities at maturity, we have calculated several hypothetical examples in “Hypothetical Payouts on the Securities at Maturity” beginning on PS-9.

The net entitlement value of the securities will be published by the Chicago Board Options Exchange, Incorporated, which we refer to as CBOE, under the symbol “MSX.”  If any net entitlement value published by CBOE differs from the net entitlement value calculated by the calculation agent, the net entitlement value calculated by the calculation agent will prevail.  CBOE in no way sponsors, endorses or is otherwise involved in the securities and disclaims any liability to any party for any inaccuracy in the data on which the indicative net entitlement value is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the indicative net entitlement value, or for the manner in which it is applied in connection with the securities.

Beginning in September 2007, you may elect to exchange a minimum of 10,000 securities on any index business day during the first 10 calendar days of each March, June, September and December
Beginning in September 2007, you may elect to exchange a minimum of 10,000 securities on any index business day during the first 10 calendar days of March, June, September and December of each year, each of which we refer to as an exchange period, for the net entitlement value determined on the last index business day of the exchange period for that exchange, which we refer to as the exchange valuation date.

If you properly elect to exchange, we will pay a cash amount equal to the net entitlement value to the trustee for delivery to you on the fifth trading day following the exchange valuation date, which we refer to as the exchange date.

You must exchange at least 10,000 securities (and multiples of 100 in excess of 10,000).

To exchange your securities during any exchange period for payment on the related exchange date, you must instruct your broker or other person through whom you hold your securities to take the appropriate steps through normal clearing system channels. Your book-entry interest in the securities must be transferred to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline.

If your instructions are not timely made and your book-entry interest is not transferred to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date, you will not be able to exchange your securities until the following exchange period and you will need to complete all the required steps if you should wish to exchange your securities during that or any subsequent exchange period.

We may request that Morgan Stanley & Co. Incorporated, which we refer to as MS & Co. and which is one of our broker-dealer subsidiaries, purchase the securities in exchange for the cash amount that would otherwise have been payable by us. MS & Co.’s agreement to purchase the exchanged securities will not affect your right to take action against us if MS & Co. fails to purchase your securities. Any securities purchased by MS & Co. will remain outstanding.

MSCI calculates and publishes the StyleSelect Japan Index
The StyleSelect Japan Index was modeled by MS & Co.’s Quantitative and Derivative Strategies group and is calculated and published by MSCI, a majority-owned subsidiary of Morgan Stanley.  The StyleSelect Japan Index consists of a subset of particular stocks selected from the component stocks of the MSCI Japan Index through an objective quantitative selection process developed by MS & Co. that is intended to identify Japanese companies that combine strong growth and value characteristics using a pre-defined set of financial criteria. As of June 25, 2007, the StyleSelect Japan Index included 76 of the 382 stocks composing the MSCI Japan Index.  The following chart illustrates the StyleSelect Japan Index selection process:

On June 25, 2007, the closing value of the StyleSelect Japan Index as reported by MSCI was 2,316.516.  You can review indicative and historical quarterly closing values of the StyleSelect Index since July 3, 2003 and a graph that illustrates the trends of the StyleSelect Japan Index and the MSCI Japan Index since December 31, 1996 under the section of this pricing supplement captioned “Description of Securities—Indicative and Historical Information.” Because MSCI began public dissemination of the StyleSelect Japan Index on January 1, 2007, the historical quarterly closing values prior to January 1, 2007 are based on historical trading data for the applicable component stocks of the MSCI Japan Index, calculated by MSCI as though the StyleSelect Japan Index had been published during that period.  In addition, the graph was calculated for all periods prior to July 3, 2003 using simulated historical index data and certain modifications to the index calculation methodology as more fully described under “Description of Securities—Indicative and Historical Information.”  The use of simulated historical index data and modifications to the index calculation methodology may have resulted in higher returns for the StyleSelect Japan Index than would have been realized using actual closing values and the current index calculation methodology.  The indicative or historical performance of the StyleSelect Japan Index is not an indication of the value of the StyleSelect Japan Index at the maturity date of the securities or any other future date.  For further information regarding the StyleSelect Japan Index, its calculation and related currency exchange rate risk, see “Risk Factors—The securities are subject to currency exchange rate risk” and “Description of Securities—The StyleSelect Japan Index.”

MSCI calculates and publishes the MSCI Japan Index
The MSCI Japan Index is calculated, published and disseminated daily by MSCI and is composed of equity securities listed on Japanese stock exchanges.  For further information regarding the MSCI Japan Index, see “Description of Securities—The MSCI Japan Index.”

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks composing the StyleSelect Japan Index.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks composing the StyleSelect Japan Index.

MS & Co. will be the calculation agent for the securities
We have appointed our affiliate, MS & Co., to act as the calculation agent for The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior securities. As calculation agent, MS & Co. will determine, among other things, the cash amount that you will receive at maturity, or if you exercise your exchange right.

MSCI is our subsidiary
MSCI publishes the StyleSelect Japan Index and the MSCI Japan Index and is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the maintenance of the StyleSelect Japan Index and the design and maintenance of the MSCI Japan Index, including decisions regarding the calculation of both indices, such as the addition and deletion of component stocks and other methodological modifications of the indices.  The actions and judgments of MSCI may affect the value of the StyleSelect Japan Index and the value of the securities.  The economic interests of MSCI and other of our affiliates are potentially adverse to your interests.

The brokerage firm through which you hold your securities will be paid additional commissions on a quarterly basis
In addition to the commissions paid at the time of the initial offering of the securities, commissions equal to 0.15625% multiplied by the average net entitlement value per security in each quarter (equivalent to 0.625% on a per annum basis) will be paid proportionately to brokerage firms on a quarterly basis, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities on the last business day of each quarter, beginning in September 2007 and ending in June 2013.  These quarterly commissions, combined with the commissions paid on the day the securities were initially offered for sale to the public, will not in any event exceed 8% of the issue price per security. We expect that the brokerage firm through which you hold your securities will pay a portion of these additional commissions to your broker. Paying commissions over time may cause the brokerage firm through which you hold your securities and your broker to have economic interests that are different than yours. For more information about the payment of these additional commissions, see “Description of Securities—Supplemental Information Concerning Plan of Distribution” and “Risk Factors—The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.”

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, a security generally should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the securities,

including the specific procedures and deadlines governing the exchange of the securities and the calculation of the cash amount you will receive in exchange for your securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The payout on the securities at maturity will depend on the level of the StyleSelect Japan Index on the maturity valuation date. The examples of the hypothetical payout calculations that follow assume that you hold the securities to maturity. The examples in the table below are based on the following terms:

•	Initial value of StyleSelect Japan Index: 2,316.516.

•	Issue price: $10 per security

•	Initial net entitlement value: $9.95

Starting StyleSelect Japan Index Value	Hypothetical Ending StyleSelect Japan Index Value	StyleSelect Japan Index Total Return at Maturity	StyleSelect Japan Index Annualized Return	Issue Price per Security	Total Payout per Security at Maturity	Total Return on Securities at Maturity	Annualized Return on Securities at Maturity
2,316.516	1,158.258	-50%	-10.93%	$10	$4.62	-53.80%	-12.11%
2,316.516	1,389.910	-40%	-8.18%	$10	$5.54	-44.60%	-9.39%
2,316.516	1,621.561	-30%	-5.78%	$10	$6.46	-35.40%	-7.03%
2,316.516	1,853.213	-20%	-3.66%	$10	$7.39	-26.10%	-4.94%
2,316.516	2,084.864	-10%	-1.74%	$10	$8.31	-16.90%	-3.05%
2,316.516	2,316.516	0%	0.00%	$10	$9.23	-7.70%	-1.33%
2,316.516	2,548.168	10%	1.60%	$10	$10.15	1.50%	0.26%
2,316.516	2,779.819	20%	3.09%	$10	$11.08	10.80%	1.72%
2,316.516	3,011.528	30%	4.48%	$10	$12.00	20.00%	3.09%
2,316.516	3,243.122	40%	5.78%	$10	$12.92	29.20%	4.38%
2,316.516	3,474.774	50%	7.00%	$10	$13.85	38.50%	5.59%
2,316.516	3,706.426	60%	8.16%	$10	$14.77	47.70%	6.73%
2,316.516	3,938.077	70%	9.26%	$10	$15.69	56.90%	7.82%
2,316.516	4,169.729	80%	10.31%	$10	$16.62	66.20%	8.85%
2,316.516	4,401.380	90%	11.31%	$10	$17.54	75.40%	9.84%
2,316.516	4,633.032	100%	12.27%	$10	$18.46	84.60%	10.78%

The above examples demonstrate the effect that the initial net entitlement value and the adjustment amount have on the payout on the securities at maturity relative to the performance of the StyleSelect Japan Index. Note that in each of the above examples, in order to illustrate the relative return between the StyleSelect Japan Index and an investment in the securities, we have, in calculating the effect of the adjustment amount, assumed that the StyleSelect Japan Index had moved up or down at an even rate, which, when compounded monthly, results in the applicable total return of the StyleSelect Japan Index. Because the level of the StyleSelect Japan Index may be subject to significant fluctuations over the term of the securities, it is not possible to present a chart or table illustrating the complete range of possible payouts on the securities at maturity for any given ending value of the StyleSelect Japan Index. The actual payout on the securities at maturity relative to the performance of the StyleSelect Japan Index may be more or less than shown in the above table and will depend on the actual monthly returns of the StyleSelect Japan Index over the term of the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities that repay a fixed principal amount and pay interest. Because the securities will be repaid by payment of an amount of cash based on the performance of the StyleSelect Japan Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee return of principal
The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you at maturity, or upon exchange, will be a cash amount that may be worth less, and potentially significantly less, than the $10 principal amount of each security.

The securities may not outperform and may significantly underperform the MSCI Japan Index
In historical simulations of past performance, the StyleSelect Japan Index has experienced significant fluctuations in value and periods of significant losses.  Since the quantitative factors that determine the composition of the StyleSelect Japan Index do not change, the StyleSelect Japan Index is not actively managed to adjust to changing geopolitical, financial or other conditions. The StyleSelect Japan Index’s quantitative stock selection process could select stocks that underperform the MSCI Japan Index, possibly significantly. Even if the StyleSelect Japan Index does outperform the MSCI Japan Index, the StyleSelect Japan Index could decrease in value if the MSCI Japan Index suffers losses that are not fully offset by any outperformance of the StyleSelect Japan Index.

The market price of the securities will be influenced by many unpredictable factors
A number of factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the StyleSelect Japan Index and the component stocks of the StyleSelect Japan Index on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks, Japanese stock markets or stock markets generally and which may affect the value of the StyleSelect Japan Index; and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the StyleSelect Japan Index is at, below or not sufficiently above the level of the StyleSelect Japan Index on the day the securities were initially priced for sale to the public. This could happen, for example, if the value of the StyleSelect Japan Index declines, if the reduction of the net entitlement value of the securities as a result of the adjustment amount is not offset by a corresponding increase in the value of the StyleSelect Japan Index, or due to a discount reflected in the trading prices of the securities. See “—The initial net entitlement value and the adjustment amount will have the effect of reducing your participation in the StyleSelect Japan Index,” “—The securities will not be listed,” “—The economic interests of MSCI, the calculation agent and other affiliates of ours are potentially adverse to your interests” and “—Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the StyleSelect Japan Index.”

You cannot predict the future performance of the StyleSelect Japan Index or the component stocks of the StyleSelect Japan Index based on their historical performance. In addition, there can be no assurance that the StyleSelect Japan Index will increase or that the final StyleSelect Japan Index value will exceed the initial StyleSelect Japan Index value by a sufficient amount to compensate for the effect of the adjustment amount such that you will receive at maturity, or upon exchange, a payment in excess of the issue price of the securities.

Investing in the securities is not the same as investing directly in the MSCI Japan Index
The StyleSelect Japan Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group consisting of a sub-set of particular stocks selected from the component stocks of the MSCI Japan Index that is intended to identify Japanese companies that combine strong growth and value characteristics using a pre-defined set of financial criteria.  As a result, the return on the securities will not be the same as the return on an investment intended to replicate, or is directly linked to, the MSCI Japan Index.

The securities are linked to an index composed exclusively of Japanese stocks and there are risks associated with investments in securities linked to the value of foreign equity securities
All of the component stocks of the StyleSelect Japan Index are selected from the MSCI Japan Index.  As a result, the StyleSelect Japan Index is concentrated exclusively on one country.  There are risks associated with investing in foreign equity markets, such as Japan, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies listed in those markets.  The prices of securities in foreign markets, such as Japan, may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The securities are subject to currency exchange rate risk
Because the closing values of the StyleSelect Japan Index generally reflect the U.S. dollar value of the securities represented in the StyleSelect Japan Index, holders of the securities will be exposed to the currency exchange rate risk of the Japanese yen relative to the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the value of the StyleSelect Japan Index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential Japanese yen/U.S. dollar currency exchange risk are:

• existing and expected rates of inflation;
• existing and expected interest rate levels;
• the balance of payments; and
• the extent of governmental surpluses or deficits in Japan and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries important to international trade and finance. See “Description of Securities—Currency Exchange Rate Information” below.

The securities will not be listed
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as market maker, it is likely that there would be no secondary market for the securities.

The initial net entitlement value and the adjustment amount will have the effect of reducing your participation in the StyleSelect Japan Index
Because the initial net entitlement value is 0.5% less than the issue price of the securities and the adjustment amount will reduce the net entitlement value by approximately 1.25% per year based on each index business day’s net entitlement value, the StyleSelect Japan Index must increase in order for you to receive an amount at maturity, or upon exchange, equal to the issue price for each security.

The ultimate effect that the adjustment amount will have on your payout on the securities will depend on the performance of the StyleSelect Japan Index and, in particular, on the direction, magnitude, timing and duration of the changes in the value of the StyleSelect Japan Index.

Investing in the securities is not the same as investing directly in stocks composing the StyleSelect Japan Index and the securities may trade at prices that do not reflect the value of the StyleSelect Japan Index

Due to the effect of the adjustment amount on the payout on the securities, investing in the securities is not equivalent to investing in a mutual fund or other pooled investment that invests in the component stocks or that is benchmarked to the StyleSelect Japan Index. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.  In addition, the StyleSelect Japan Index reflects reinvestment of dividends paid on the component stocks of the StyleSelect Japan Index, which are incorporated into the StyleSelect Japan Index and are thereafter subject to fluctuations in the prices of the component stocks of the StyleSelect Japan Index.

In addition, the securities may trade at prices that do not reflect the value of the StyleSelect Japan Index and the securities may trade differently from other instruments or investments that are benchmarked to the StyleSelect Japan Index.

There are restrictions on the minimum number of securities you may exchange and on the dates on which you may exchange them
You must exchange a block of at least 10,000 securities at any one time in order to exercise your exchange right.  Prior to maturity, you may exchange your securities only during the first 10 calendar days of March, June, September and December in each year, beginning in September 2007.  Consequently, if you own less than 10,000 securities or if you own at least 10,000 securities and wish to move out of your investment other than or a quarterly exchange date, you will need to sell the securities in the market where there may be limited liquidity and where market prices may not reflect its value of the StyleSelect Japan Index.

The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks composing the StyleSelect Japan Index.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks composing the StyleSelect Japan Index.

Adjustments to the StyleSelect Japan Index or the MSCI Japan Index could adversely affect the value of the securities
MSCI is solely responsible for calculating and maintaining the StyleSelect Japan Index and the MSCI Japan Index.  MSCI can, in its sole discretion, add, delete or substitute the component stocks of the MSCI Japan Index and, consequently, of the StyleSelect Japan Index, or make other methodological changes required by certain corporate events relating to the component stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could directly or indirectly affect the value of the StyleSelect Japan Index.  Any of these actions could adversely affect the value of the securities.

MSCI may discontinue or suspend calculation or publication of the MSCI Japan Index at any time. In these circumstances and upon receipt of notice from MSCI, MS & Co., as the calculation agent, will have discretion to substitute a successor index to underlie the StyleSelect Japan Index that is substantially similar to the MSCI Japan Index. Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or one of its affiliates.  If MS & Co. determines that there is no appropriate successor index to underlie the StyleSelect Japan Index or if MSCI discontinues or suspends calculation or publication the StyleSelect Japan Index , the securities will be deemed accelerated to the trading day immediately preceding such discontinuance and the calculation agent will determine the net entitlement value on that date. See “Description of Securities—Discontinuance of the StyleSelect Japan Index or the MSCI Japan Index; Successor Index; Alteration of Method of Calculation.”

The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours
In addition to the commission paid at the time of the initial offering of the securities, commissions will be paid on a quarterly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities. These additional commissions will equal 0.15625% (equivalent to 0.625% on a per annum basis) multiplied by the average net entitlement value per security in each quarter (prorated for the period ending in June 2013). We expect that the brokerage firm through which you hold your securities will pay a portion of these additional commissions to your broker.

As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the securities because they will no longer receive these monthly commissions if you sell your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the securities. For more information about the payment of these additional commissions, see “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

The economic interests of MSCI, the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  MSCI is responsible for calculating and maintaining the StyleSelect Japan Index and the MSCI Japan Index and for the guidelines and policies governing the composition and calculation of the MSCI Japan Index.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks for the MSCI Japan Index and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the StyleSelect Japan Index and, consequently, the value of the securities.  The inclusion of a component stock in the StyleSelect Japan Index or the MSCI Japan Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the securities and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the price of the StyleSelect Japan Index and, consequently, the value of the securities.

As calculation agent, MS & Co. has determined the initial index value, and will determine any other index value and whether a market disruption event has occurred. See “Description of Securities—Discontinuance of the StyleSelect Japan Index or the MSCI Japan Index; Successor Index; Alteration of Method of Calculation” and “Description of Securities—Market Disruption Event.”

The issue price of the securities includes the agent’s commissions. In addition, the adjustment amount takes into account the ongoing commissions and the costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the StyleSelect Japan Index
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities, including taking positions in the component stocks of the StyleSelect Japan Index (and possibly to other instruments linked to the component stocks of the StyleSelect Japan Index). MS & Co. and other affiliates of ours also trade the component stocks of the StyleSelect Japan Index and the MSCI Japan Index (and other financial instruments related to the StyleSelect Japan Index and the MSCI Japan Index and the component stocks of the StyleSelect Japan Index and the MSCI Japan Index) on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the index business day immediately following the date we priced the securities for initial sale to the public could have potentially increased the initial index value and, therefore, the value at which the StyleSelect Japan Index must close before you receive a payment upon exchange or at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the StyleSelect Japan Index on any exchange valuation date or the maturity valuation date and, accordingly, the payment you will receive upon exchange or at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, a security generally should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a security should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term “Security” refers to each $10 principal amount of any of our Participation Notes Based on the Performance of the StyleSelect IndexSM on MSCI Japan — Total Return due June 20, 2013. In this pricing supplement, the terms “we,”  “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,000,000

Maturity Date	June 20, 2013, subject to extension in the event of a Market Disruption Event on the Maturity Valuation Date.

If, due to a Market Disruption Event or otherwise, the Maturity Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that Maturity Valuation Date as postponed.  See “—Maturity Valuation Date and Exchange Valuation Date” below.

Issue Price	$10 per Security

Denominations	$10 and multiples thereof

Issue Date (Settlement Date)	June 29, 2007

CUSIP Number	61747S363

Interest Rate	None

Payment at Maturity, or upon Exchange	Each Security is exchangeable on the Maturity Date, unless earlier exchanged by you, for the Net Entitlement Value, as determined on the Maturity Valuation Date (as defined below).

Net Entitlement Value
The Net Entitlement Value on any Index Business Day (as defined below) following the day we price the Securities for initial sale to the public equals (i) the product of (x) the Net Entitlement Value on the previous Index Business Day times (y) the StyleSelect Japan Index Performance (as defined below) as of that Index Business Day minus (ii) the Adjustment Amount (as defined below) determined as of such Index Business Day. The Net Entitlement Value will be calculated by the Calculation Agent.  The Net Entitlement Value on any Index Business Day may be expressed by the following formula:

NEVT=NEVT-1*StyleSelect Japan Index performanceT–adjustment amount where

NEV = net entitlement value

T = any index business day

The Net Entitlement Value will be published daily by Chicago Board Options Exchange, Incorporated (“CBOE”), under the symbol “MSX.”

If any Net Entitlement Value published by CBOE differs from the Net Entitlement Value calculated by the Calculation Agent, the Net Entitlement Value calculated by the Calculation Agent will prevail.

Net Entitlement Value calculated by the Calculation Agent will prevail.

Initial Net Entitlement Value	$9.95, the Net Entitlement Value on the day we priced the Securities for initial sale to the public.

StyleSelect Japan Index Performance	On any Index Business Day, the Index Value (as defined below) on that Index Business Day divided by the Index Value on the previous Index Business Day. The StyleSelect Japan Index Performance on any Index Business Day may be expressed by the following formula:

StyleSelect Japan Index performance	=	Closing Index Value of StyleSelect Japan IndexT
Closing Index Value of StyleSelect Japan IndexT–1

where

T = each Index Business Day

Index Value
On any Index Business Day, the closing value of the StyleSelect Japan Index or any Successor Index (as defined under “—Discontinuance of the StyleSelect Japan Index or the MSCI Japan Index; Successor Index; Alteration of Method of Calculation”), as published on the Bloomberg page “MSQISTJD,” or any successor page, or the Bloomberg page or successor page for any Successor Index. Under certain circumstances, the Index Value will be based on the alternate calculation of the StyleSelect Japan Index described under “—Discontinuance of the StyleSelect Japan Index or the MSCI Japan Index; Successor Index; Alteration of Method of Calculation.”

Initial Index Value	2,316.516, the Index Value on the Index Business day immediately following the day we priced the Securities for initial sale to the public.

Adjustment Amount
On any Index Business Day, (i) the product of (x) 1.25% of the Net Entitlement Value on the previous Index Business Day times (y) the number of calendar days since the previous Index Business Day, divided by (ii) 365.

Maturity Valuation Date and
Exchange Valuation Date
For purposes of calculating the Net Entitlement Value payable on the Maturity Date, the Maturity Valuation Date will be June 18, 2013, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the second succeeding paragraph.

For purposes of calculating the Net Entitlement Value payable on any Exchange Date, the Exchange Valuation Date will be the first Index Business Day following the last calendar day in the relevant Exchange Period, subject to adjustment for Market Disruption Events as described in the following paragraph.

If the Maturity Valuation Date is not an Index Business Day or if there is a Market Disruption Event on the Maturity Valuation Date or any Exchange Valuation Date, the Maturity Valuation Date or Exchange Valuation Date, as applicable, shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding the scheduled Maturity Valuation Date or Exchange Valuation Date, as applicable, then (i) such fifth succeeding Index Business Day will be deemed to be the Maturity Valuation Date or Exchange Valuation Date, as applicable, for the StyleSelect Japan Index, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the StyleSelect Japan Index on such fifth Index Business Day in accordance with the formula for and method of calculating the StyleSelect Japan Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the StyleSelect Japan Index.

Exchange Right
You may, subject to the Minimum Exchange Amount (as defined below), exchange your Securities on any Index Business Day during any Exchange Period for the Net Entitlement Value as determined on the applicable Exchange Valuation Date by instructing your broker or other person through whom you hold your Securities to take the appropriate steps through normal clearing system channels. Your book-entry interest in the Securities must be transferred to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the Exchange Date.

Since the Securities will be held only in book-entry form, only the Depository Trust Company (“DTC”) may exercise the Exchange Right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the participant through which they own their interest to direct DTC to exercise the Exchange Right on their behalf. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee on our behalf.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline.

If your instructions are not timely made and your book-entry interest is not transferred to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the Exchange Date, you will not be able to exchange your Securities until the following Exchange Period and you will need to complete all the required steps if you should wish to exchange your Securities during that or any subsequent Exchange Period.

We may request that MS & Co. purchase the Securities you exchange for the Net Entitlement Value that would otherwise have been payable by us. MS & Co.’s agreement to purchase the exchanged Securities will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Securities purchased by MS & Co. will remain outstanding.

Minimum Exchange Amount	In order to exercise your Exchange Right, you must exchange at least 10,000 Securities, or multiples of 100 in excess of 10,000.

Exchange Period	The first 10 calendar days of March, June, September and December in each year, beginning in September 2007.

Exchange Date	The fifth Trading Day following the Exchange Valuation Date.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the StyleSelect Japan Index and the MSCI Japan Index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the StyleSelect Japan Index, the MSCI Japan Index or any Successor Index, and (ii) any futures or options contracts related to the StyleSelect Japan Index or the MSCI Japan Index or to any security then included in the StyleSelect Japan Index or the MSCI Japan Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC, The Nasdaq Stock Market, the Chicago Mercantile Exchange and CBOE, and in the over-the-counter market for equity securities in the United States.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior or Subordinated Security	Senior

The StyleSelect Japan Index
The StyleSelect Japan Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan Stanley.  MSCI applies MS & Co.’s quantitative model to the MSCI Japan Index to calculate the StyleSelect Japan Index.

The StyleSelect Japan Index consists of particular stocks selected from the component stocks of the MSCI Japan Index through an objective quantitative selection process developed by MS & Co. that is intended to identify Japanese companies that combine strong growth and value characteristics using the pre-defined set of financial criteria described below.  As of June 25, 2007, the StyleSelect Japan Index included 76 of the 382 stocks composing the MSCI Japan Index.  The following chart illustrates the StyleSelect Japan Index selection process:

The MSCI Japan Index, from which stocks included in the StyleSelect Japan Index are selected, is intended to provide performance benchmarks for the equity markets in Japan.  The MSCI Japan Index is a free float-adjusted market capitalization index, which adjusts the weighting of each stock in the index to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in Japan. The StyleSelect Japan Index uses the same free-float adjusted market capitalization methodology as the MSCI Japan Index. For more information regarding the MSCI Japan Index generally and the methodology for calculating free float-adjusted market capitalization, please see below “—The MSCI Japan Index,” “—The MSCI Japan Index—Index Calculation” and “—The MSCI Japan Index—Selection of Component Stocks and Calculating and Adjusting for Free Float,” respectively. The StyleSelect Japan Index is a total return index with gross dividends, which measures the market performance of its component stocks, including the stock price performance and income from dividend payments (which is deemed reinvested in the StyleSelect Japan Index on the day purchasers of the applicable stock are no longer entitled to receive the declared and upcoming dividend payment). The total return with gross dividends methodology approximates the maximum possible dividend reinvestment by reinvesting dividends based on amounts that would be distributed to individuals resident in Japan, but not including any tax credits.

The StyleSelect Japan Index was first published on January 1, 2007 with the base date of July 3, 2003 and a base value of 1,000 and is rebalanced quarterly based upon changes in the growth and value characteristics of current component stocks in the StyleSelect Japan Index and potential additional component stocks to be selected from the MSCI Japan Index, as determined by the quantitative selection process and upon changes in the overall composition of the MSCI Japan Index. Both the StyleSelect Japan Index and the MSCI Japan Index are calculated and published daily by MSCI. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley.”

Index Selection – Value Characteristics and Growth Characteristics

Value Characteristics. In order to measure the value characteristics of a particular stock, MSCI calculates a quantifiable score, known as the “Aggregate Value Z-Score,” which represents the combined average of three separate financial measures for a company as compared to the same financial measures of other companies in the MSCI Japan Index. Derived from publicly available information, these financial measures for value characteristics are as follows.

– Book value to price ratio

•
Book value is the value of the company’s assets as shown on its financial statements, which often differs from the market value of the company as reflected in its stock price.  A high ratio may indicate a stock that is undervalued as the stock price may not fully reflect the value of the underlying assets, but could also indicate lackluster growth and/or profitability prospects.

– Twelve-month forward earnings to price ratio

•
This financial measure compares the expected earnings of a company over the next twelve months derived from consensus analysts’ earnings estimates to the company’s current stock price.  A high ratio may indicate that a company’s stock price does not fully reflect future expected earnings growth, but could also mean that its earnings are volatile and therefore less valuable.

– Dividend yield

•
Dividend yield compares the amount of dividends paid by a company (as represented by the current annualized dividend per share) to its stock price.  A high dividend yield may mean that the company’s stock price does not fully reflect the returns an investor may receive in the form of dividend distributions, but could also mean that the company is reinvesting less of its earnings than companies with a low dividend yield and, as a result, may be expected to grow earnings at a lower rate.

MSCI compares these financial measures for a particular stock to all the other companies in the MSCI Japan Index to calculate how statistically close the company is to the average company in the MSCI Japan Index for that particular financial measure. These financial measure comparisons are averaged together on the basis of proprietary weightings to reach the Aggregate Value Z-Score. Stocks with higher Aggregate Value Z-Scores are generally selected for inclusion in the StyleSelect Japan Index over stocks with lower Aggregate Value Z-Scores.

Growth Characteristics. Similarly, in order to measure the growth characteristics of a particular stock, MSCI calculates a second quantifiable score, known as the “Aggregate Growth Z-Score.” The Aggregate Growth Z-Score is calculated on the same basis as the Aggregate Value Z-Score, except that it uses the following five financial measures, each derived from public information:

– Long-term forward earnings per share growth rate

•
Expected earnings per share growth rate over the next three to five years derived from consensus analysts’ earnings growth rate estimates is a key measure of anticipated earnings growth.  Since this financial measure is based on expectations of future earnings growth that may not be realized, this financial measure, while key, is not the sole determinant used to select a growth stock.

– Short-term forward earnings per share growth rate

•
Together with the long-term forward earnings per share growth rate, the short-term forward earnings per share growth rate, which is the growth rate between the 12-month historical earnings per share and the 12-month forward earnings per share, is often used to determine the growth potential of a company.

– Current internal growth rate

•
Combining return on equity ratio with the payout ratio (which is the current annualized dividend per share divided by the 12-month historical earnings per share), this financial measure compares earnings as a percentage of the equity invested in the company with the amount of dividends distributed by the company.  A high return on equity and a low payout ratio produce a high internal growth rate, identifying companies that may be efficiently generating and reinvesting earnings and may therefore grow at a higher rate than a company distributing a larger portion of its earnings in dividends.

– Long-term historical earnings per share growth trend

• This measure analyzes a company’s growth in earnings in past fiscal periods.
– Long-term historical sales per share growth trend

• This measure analyzes a company’s growth in revenues in past fiscal periods.
These financial measures are averaged together on the basis of proprietary weightings to reach the Aggregate Growth Z-Score. Stocks with higher Aggregate Growth Z-Scores are generally selected for inclusion in the StyleSelect Japan Index over stocks with lower Aggregate Growth Z-Scores.

Original Selection of Component Stocks of the StyleSelect Japan Index

1. Quantitative Filter – The component stocks of the MSCI Japan Index were selected for initial inclusion in the StyleSelect Japan Index if both their Aggregate Value Z-Scores and Aggregate Growth Z-Scores were within certain specified upper and lower value limits. The quantitative parameters, which acted as a fixed zone for filtering candidate stocks, was designed by MS & Co.’s Quantitative Derivative Strategies group to identify stocks that advantageously combined value and growth characteristics.

2. Industry Sector Representation – After determining the stocks that met the quantitative parameters above, the selection process ensured that the StyleSelect Japan Index contained at least three stocks from each industry sector in the MSCI Japan Index.  If an industry sector contained less than three stocks meeting the quantitative parameters, the StyleSelect Japan Index included stocks that failed to meet these parameters in the order of highest Aggregate Value Z-Score within each industry sector until the minimum of three stocks per industry sector was satisfied.  The StyleSelect Japan Index applies this industry sector representation in its quarterly rebalancing described below.

.	3. Sector Weight – The StyleSelect Japan Index was designed to approximately match the industry sector weights of the MSCI Japan Index, including the adjustments to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in Japan as described in “—The MSCI Japan Index—Index Calculation” and “—The MSCI Japan Index—Selection of Component Stocks and Calculating and Adjusting for Free Float.” Accordingly, the weights of all component stocks of the StyleSelect Japan Index in a particular sector were increased or decreased proportionately until the sector weights of the StyleSelect Japan Index matched those of the MSCI Japan Index. The StyleSelect Japan Index applies this sector weighting methodology to its quarterly rebalancing described below.

4. 10/40 Concentration Constraints in UCITS III – The StyleSelect Japan Index took into consideration the 10% and 40% concentration constraints of the Undertakings for Collective Investment in Transferable Securities III Directive (“UCITS III”), which are a set of European Union regulations designed to regulate the management of investment funds. Under the 10% and 40% concentration constraints, the weight given to securities of any single issuer cannot exceed 10% of the total assets of an investment fund and the sum of the weights of all issuers representing more than 5% of the assets of an investment fund cannot collectively exceed 40% of the total assets of such investment fund. The StyleSelect Japan Index was designed and is maintained to comply with these 10% and 40% concentration constraints.

Maintenance of the StyleSelect Japan Index

The StyleSelect Japan Index is rebalanced quarterly (i) to maintain a specified level of value and growth characteristics in the component stocks of the StyleSelect Japan Index by reflecting changes in the Aggregate Value Z-Scores and Growth Z-Scores of component and candidate stocks, while taking into account the specified diversification criteria, and (ii) to reflect the results of MSCI’s annual index review and three quarterly index reviews of the MSCI Japan Index from which the StyleSelect Japan Index component stocks are selected. This quarterly review process is designed to ensure that the StyleSelect Japan Index continues to be an accurate reflection of the evolving equity markets in Japan for stocks that combine growth and value characteristics.

1. Rebalancing due to Z-Scores.

A. Quantitative Stock Selection – At the quarterly rebalancing, which occur each February, May, August and November, Z-Scores are used to identify component stocks of the MSCI Japan Index that could potentially be added to or removed from the StyleSelect Japan Index on the basis of objective quantitative criteria that differs from those used for the original selection of stocks for the StyleSelect Japan Index in that higher Z-Scores are necessary to add a stock to the StyleSelect Japan Index compared to the original selection criteria, while component stocks of the StyleSelect Japan Index will remain in the StyleSelect Japan Index unless they go below the specified removal thresholds, which are lower than the original minimum Z-Score requirements. These rebalancing thresholds are designed to help control turnover in the component stocks in an effort to maintain continuity and historical comparability of the StyleSelect Japan Index.

B. Industry Sector Representation – After identifying stocks that meet the quantitative stock selection thresholds above, the industry sector representation requirement, as described under “—Original Selection of Component Stocks of the StyleSelect Japan Index,” is applied so that at least three stocks from each industry sector are included in the StyleSelect Japan Index.

If the minimum of three stocks per sector cannot be maintained due to corporate events or other reasons that lead to the removal of such stocks from the MSCI Japan Index, no action is taken until the next regularly scheduled quarterly rebalancing.

C. Sector Weight – At each quarterly rebalancing, the sector weighting methodology as described under “—Original Selection of Component Stocks of the StyleSelect Japan Index” is applied to approximate the sector weights of the MSCI Japan Index. Because the weights of all component stocks of the StyleSelect Japan Index in a particular sector are increased or decreased proportionately until the sector weights of the StyleSelect Japan Index match those of the MSCI Japan Index, the weights of the individual component stocks of the StyleSelect Japan Index from a particular sector could differ from the weights of those stocks in the MSCI Japan Index.

D. 10/40 Concentration Constraints in UCITS III – To take into account the 10% and 40% concentration constraints of UCITS III, which are described under “—Original Selection of Component Stocks of the StyleSelect Japan Index,” the StyleSelect Japan Index is adjusted as necessary if the StyleSelect Japan Index would have otherwise breached these concentration constraints due to the addition or removal of a stock or as a result of corporate events or the stock price performance of the component stocks. These adjustments may cause the sector weights of the StyleSelect Japan Index to diverge from the sector weights of the MSCI Japan Index.

2. Rebalancing of the StyleSelect Japan Index due to ongoing maintenance of the MSCI Japan Index.

Annual and Quarterly MSCI Japan Index Reviews. Each year, the MSCI Japan Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the MSCI Japan Index and any changes to the MSCI Japan Index take effect as of the close of the last business day of February, May, August, and November. See “—The MSCI Japan Index—Maintenance of the MSCI Japan Index.” Because the

component stocks of the StyleSelect Japan Index are selected only from the MSCI Japan Index, the StyleSelect Japan Index reflects the relevant changes in the composition of the MSCI Japan Index. A stock removed from the MSCI Japan Index is also removed from the StyleSelect Japan Index on the same day that the stock is removed from the MSCI Japan Index. A stock newly added to the MSCI Japan Index is not considered for addition to the StyleSelect Japan Index until the next StyleSelect Japan Index quarterly rebalancing so that the stock’s Aggregate Value Z-Score and the Aggregate Growth Z-Score can be calculated and analyzed to determine if the stock should be included in accordance with the StyleSelect Japan Index’s quantitative criteria.

Ongoing Event-Related Changes to the MSCI Japan Index. In addition to the annual and quarterly index reviews, MSCI reviews and updates the composition of the MSCI Japan Index on a periodic basis to take into account certain corporate events, such as such as mergers and acquisitions. See “—The MSCI Japan Index—Maintenance of the MSCI Japan Index.” The same changes implemented in the MSCI Japan Index are reflected in the StyleSelect Japan Index at the time of such event through price adjustments of the affected stocks or otherwise. All changes to the MSCI Japan Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.

Currency and Hedging

The StyleSelect Japan Index is calculated by using the closing prices of the component stocks of the StyleSelect Japan Index as converted into U.S. dollars, and currency exposures are not hedged. As a result, the StyleSelect Japan Index calculated in U.S. dollars is exposed to currency exchange rate fluctuations between the U.S. dollar and the Japanese yen. Exposure to currency changes will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. The devaluation of the U.S. dollar against the Japanese yen will result in an increase in the value of the StyleSelect Japan Index. Conversely, if the U.S. dollar strengthens against the Japanese yen the value of the StyleSelect Japan Index will be adversely affected and may reduce any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the StyleSelect Japan Index and any negative currency impact on the StyleSelect Japan Index may significantly decrease the value of the Securities. Accordingly, the return on the StyleSelect Japan Index calculated in U.S. dollars can be significantly different from the return on such index calculated in Japanese yen. See “—Currency Exchange Rate Information” below.

The MSCI Japan Index	The MSCI Japan Index is intended to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide. Securities listed on the Tokyo, Osaka, Fukuoka, Nagoya, Sapporo, JASDAQ and NASDAQ JP exchanges are eligible for inclusion in the MSCI Japan Index.

Index Calculation

The MSCI Japan Index is a capitalization-weighted equity index, adjusted for free float, and contains only securities listed on stock exchanges in Japan (as included, the “Component Stocks”).

To construct the MSCI Japan Index, every listed security in the market is identified, and data on its price, outstanding shares, significant owners, free float, and monthly trading volume are collected. The securities are then organized by industry group, and Component Stocks are selected, targeting 60% coverage of market capitalization. Selection criteria include: size, long- and short-term volume, cross-ownership and float. By targeting 60% of each industry group, the MSCI Japan Index is intended to capture 60% of the total country market capitalization while maintaining the overall risk structure of the market. Once stocks are selected for the MSCI Japan Index, companies with greater than 40% float are included at their full market capitalization weight. Companies that are added to the MSCI Japan Index with less than 40% float are included at a fraction of their market capitalization in accordance with the MSCI partial inclusion schedule. This partial inclusion policy facilitates the inclusion of companies with a modest float, while taking into consideration potential limited supply.

The MSCI Japan Index is calculated in Japanese yen on a real time basis and is disseminated every 15 seconds during market trading hours.

The MSCI Japan Index has a base date of December 31, 1969. As of June 25, 2007 the MSCI Japan Index contained 382 constituents. As at June 25, 2007, the sector and industry group weightings for the MSCI Japan Index were as follows:

Sector Name	Weight
Financials	20.17%
Consumer Discretionary	19.89%
Industrials	18.68%
Information Technology	13.28%
Materials	10.05%
Health Care	5.05%
Consumer Staples	4.75%
Utilities	4.06%
Telecommunications Services	2.84%
Energy	1.24%

Industry Group	Weight
Capital goods	13.44%
Automobiles and components	10.75%
Banks	10.48%
Materials	10.05%
Technology hardware and equipment	9.49%
Consumer durables and apparel	6.96%
Pharmaceuticals and biotechnology	4.31%
Transportation	4.30%
Utilities	4.06%
Diversified financials	3.72%
Real estate	3.58%
Telecommunication services	2.84%
Food, beverage and tobacco	2.48%
Insurance	2.39%
Software and services	2.28%
Retailing	1.52%
Semiconductors and semiconductor equipment	1.50%
Food and staples retailing	1.42%
Energy	1.24%
Commercial services and supplies	0.94%
Household and personal products	0.85%
Health care equipment and services	0.74%
Media	0.48%
Consumer services	0.17%

Maintenance of the MSCI Japan Index

In order to maintain the representativeness of the MSCI Japan Index, structural changes to the MSCI Japan Index as a whole may be made by adding or deleting Component Stocks.  Currently, such changes in the MSCI Japan Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  The quarterly index reviews may result in additions and deletions of Component Stocks from the MSCI Japan Index and changes in “inclusion factors” and in number of shares.  Additions and deletions to Component Stocks may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the inclusion factors for Component Stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the inclusion factor as a result of other events of similar nature.  Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.  The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

Selection of Component Stocks and Calculating and Adjusting for Free Float

The selection of the Component Stocks is based on the following guidelines:

(i) Define the universe of listed securities;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security. MSCI will then derive an “inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Indicative and Historical Information
The following table sets forth the published Index Values of the StyleSelect Japan Index for each quarter in the period from January 1, 2007 through June 25, 2007. The closing value of the StyleSelect Japan Index on June 25, 2007 was 2,316.516. Also set forth below are indicative Index Values for the StyleSelect Japan Index for each quarter in the period from July 3, 2003 (the starting date for calculating the StyleSelect Japan Index using the current calculation methodology and actual values of the MSCI Japan Index provided by MSCI) through December 31, 2006.

The historical or indicative performance of the StyleSelect Japan Index should not be taken as an indication of future performance, and no assurance can be given as to the level of StyleSelect Japan Index on any Exchange Valuation Date or the Maturity Valuation Date.

StyleSelect Japan Index

	High	Low	Closing
2003
Third Quarter (from July 3, 2003)	1,199.24	950.39	1,189.65
Fourth Quarter	1,308.22	1,149.47	1,305.36
2004
First Quarter	1,507.98	1,265.39	1,507.98
Second Quarter	1,506.58	1,229.20	1,483.93
Third Quarter	1,496.95	1,345.78	1,390.98
Fourth Quarter	1,536.62	1,404.15	1,536.62
2005
First Quarter	1,600.86	1,487.38	1,544.00
Second Quarter	1,560.31	1,456.72	1,523.18
Third Quarter	1,841.13	1,514.40	1,812.83
Fourth Quarter	1,982.57	1,714.09	1,945.56
2006
First Quarter	2,090.80	1,906.78	2,075.13
Second Quarter	2,260.41	1,837.29	1,995.94
Third Quarter	2,047.52	1,822.12	2,000.87
Fourth Quarter	2,162.30	1,962.97	2,162.30
2007
First Quarter	2,444.70	2,097.34	2,360.93
Second Quarter (through June 25, 2007)	2,386.67	2,274.65	2,316.52

The following graph illustrates the trends of the indicative and historical closing values of the StyleSelect Japan Index and the closing values of the MSCI Japan Index from July 3, 2003 to June 25, 2007.  Because MSCI began public dissemination of the StyleSelect Japan Index on January 1, 2007, the Index Values set forth below prior to January 1, 2007 are based on historical trading data for the applicable component stocks of the MSCI Japan Index, calculated by MSCI as though the StyleSelect Japan Index had been published during that period. We obtained the information for the historical and indicative prices since July 3, 2003 from Bloomberg Financial Markets without independent verification.

The graph does not show every situation that may occur and the historical or indicative performance of the StyleSelect Japan Index relative to the MSCI Japan Index should not be taken as an indication of future comparative performance.

StyleSelect Japan Index and MSCI Japan Index Closing Values from July 3, 2003 to June 25, 2007

Currency Exchange Rate Information
The following table sets forth the high, low and period-ending U.S. dollar/Japanese yen exchange rates (expressed as the number of Japanese yen per one U.S. dollar) for each quarter from January 1, 2002 through June 25, 2007.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.

	High	Low	Period End
2002
First Quarter	134.71	127.56	132.73
Second Quarter	133.48	119.47	119.47
Third Quarter	123.90	115.81	121.81
Fourth Quarter	125.51	118.52	118.79
2003
First Quarter	121.69	116.84	118.09
Second Quarter	120.55	116.08	119.80
Third Quarter	120.55	110.78	111.49
Fourth Quarter	110.99	106.97	107.22
2004
First Quarter	109.57	105.37	109.11
Second Quarter	114.51	103.68	108.77
Third Quarter	111.99	108.19	110.05
Fourth Quarter	111.35	102.08	102.63
2005
First Quarter	107.57	102.05	107.15
Second Quarter	110.92	104.46	110.92
Third Quarter	113.51	109.16	113.51
Fourth Quarter	121.04	113.30	117.75
2006
First Quarter	119.04	114.15	117.78
Second Quarter	118.69	109.76	114.42
Third Quarter	118.18	114.04	118.18
Fourth Quarter	119.78	114.90	119.07
2007
First Quarter	121.94	115.53	117.83
Second Quarter (through June 25, 2007)	123.90	117.87	123.67

The information presented in this pricing supplement relating to the exchange rate of the U.S. dollar as compared to the Japanese yen is furnished as a matter of information only.  The Japanese yen has been subject to declines and fluctuations in the past and may be subject to significant fluctuations in the future.  The fluctuations or periods of relative stability in the Japanese yen/U.S. dollar exchange rate that have occurred in the past are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the security.

The spot exchange rates between the Japanese yen and U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Japan and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other jurisdictions important to international trade and finance.

Discontinuance of the StyleSelect Japan
Index or the MSCI Japan Index;
Successor Index; Alteration
of Method of Calculation	If MSCI discontinues publication of the MSCI Japan Index and MSCI or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the MSCI Japan Index (such index, as modified by the StyleSelect Japan Index methodology described herein, being referred to herein as a “Successor Index”), then any subsequent Index Value will be determined by reference to the value of such Successor Index, with any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Japan Index. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of (i) the StyleSelect Japan Index on any Index Business Day or (ii) the MSCI Japan Index prior to, and such discontinuance is continuing on, any Index Business Day and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then, in each case, the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately preceding such discontinuance and the Calculation Agent will determine the Net Entitlement Value on that date.

If at any time the method of calculating the StyleSelect Japan Index or a Successor Index, or the value thereof, is changed in a material respect, or if the StyleSelect Japan Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the StyleSelect Japan Index or that Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Japan Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the StyleSelect Japan Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the StyleSelect Japan Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the StyleSelect Japan Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Events of Default
Events of default under the Securities will include, among other things, default in payment of any principal (i.e., payment of the Net Entitlement Value at maturity or upon exchange) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Securities following the occurrence of an event of default, holders will be entitled to receive their Net Entitlement Value calculated by the Calculation Agent as of the Index Business Day immediately following the date of the acceleration, provided that if on or prior to the date of acceleration you have requested an exchange of your Securities in accordance with your Exchange Right, the amount you will be entitled to receive will equal the Net Entitlement Value calculated as of the Exchange Valuation Date. For a description of all the events that constitute events of default under the Securities, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the Index Business Day immediately following the date of acceleration.

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All calculations with respect to the Net Entitlement Value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

The Calculation Agent is solely responsible for determining the Net Entitlement Value. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the Securities.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the

StyleSelect Japan Index or the MSCI Japan Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors—The economic interests of MSCI, the calculation agent and other affiliates of ours are potentially adverse to your interests.”

Market Disruption Event	“Market Disruption Event” means the occurrence or existence of any of the following events:

(i)   a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the StyleSelect Japan Index (or the relevant Successor Index) or the MSCI Japan Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the StyleSelect Japan Index (or the relevant Successor Index) or the MSCI Japan Index during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the StyleSelect Japan Index or the

MSCI Japan Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the Securities will be used primarily in connection with hedging our obligations under the Securities by one or more of our affiliates. The Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities. In addition, the Adjustment Amount takes into account the ongoing commissions and the costs of hedging our obligations under the Securities. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

Affiliation of MSCI, MS & Co. and
Morgan Stanley
Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI designed the MSCI Japan Index and the guidelines and policies governing its composition and calculation.  MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Japan Index.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI JAPAN INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI JAPAN INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI JAPAN INDEX AND THE STYLESELECT JAPAN INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION

OF THE MSCI JAPAN INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI JAPAN INDEX AND THE STYLESELECT JAPAN INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI JAPAN INDEX OR THE STYLESELECT JAPAN INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE SECURITIES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks of the StyleSelect Japan Index or the MSCI Japan Index could lead to actions on the part of such underlying issuers which might adversely affect the value of the StyleSelect Japan Index or the MSCI Japan Index.

The information contained in this pricing supplement regarding the MSCI Japan Index reflects the policies of, and is subject to change by, MSCI.  MSCI has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the StyleSelect Japan Index and the MSCI Japan Index

License Agreement between MSCI and
MS & Co
MSCI and MS & Co. have entered into a non-exclusive license agreement providing for the license to MS & Co. and certain of its affiliated or subsidiary companies, including Morgan Stanley, of the right to use the StyleSelect IndexSM on MSCI Japan — Total Return and the MSCI Japan Index in connection with certain securities, including the Securities.

The license agreement between MSCI and MS & Co. provides that the following language must be set forth in this pricing supplement:

THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY.  THIS SECURITY HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY

WITH RESPECT TO THIS SECURITY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS SECURITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS SECURITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS SECURITY OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS SECURITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS SECURITY IS REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS SECURITY OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS SECURITY, INVESTORS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI

PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS SECURITY OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers or of investors in this Security.

“StyleSelect IndexSM on MSCI Japan — Total Return” and “MSCI Japan Index” are service marks of MSCI and have been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

Supplemental Information
Concerning Plan of Distribution	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover of this pricing supplement; provided that the price will be $9.95 per security and the agent’s commissions will be $0.00 per security for purchasers of $500,000 or more principal amount of Securities. The Agent may allow a concession not in excess of $0.05 per Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the

Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on June 29, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In addition to the commission paid at the time of the initial offering of the Securities, commissions will be paid on a quarterly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities on the last business day of each quarter, beginning in September 2007 and ending on March 31, 2013. For the period from April 1, 2013 to the maturity date, a prorated commission amount will be paid to brokerage firms whose clients purchased securities in the initial offering and who continue to hold their securities at maturity. These additional commissions will equal 0.15625% (equivalent to 0.625% on a per annum basis) times the average Net Entitlement Value per Security in each quarter. The average Net Entitlement Value for any quarter will equal the sum of the Net Entitlement Values of the Securities on each Index Business Day during that quarter divided by the number of Index Business Days in that quarter. For example, if the average Net Entitlement Value for a quarter were equal to $9.95, an additional commission of $0.015546875 per Security would be paid in respect of that quarter.

These additional commissions, combined with the commission paid on the day the Securities were initially offered for sale to the public, will not in any event exceed 8% of the issue price per Security. You may find out the additional commissions paid per Security in any quarter by calling your broker or us at (212) 761-4000. See “Risk Factors—The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.”

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities or component stocks of the StyleSelect Japan Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering or may sell shares of the component stocks that it does not own, creating a naked short position in the Securities or the component stocks, respectively for its own account. The Agent must close out any naked short position by purchasing the Securities or component stocks in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities or the component stocks in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or component stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities and may end any of these activities at any time. See “—Use of Proceeds and Hedging.”

An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging.”

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

Concerning Plan of Distribution
(a)     an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)     an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)     a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities. This discussion only applies to initial investors in the securities who:

•	purchase the securities at their “issue price”; and

•	will hold the securities as capital assets within the meaningof Section 1221 of the Internal Revenue Code of 1986, asamended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;

•	insurance companies;

•	dealers in securities, commodities, or foreign currencies;

•	investors holding the securities as part of a hedgingtransaction, “straddle,” conversion transaction, or integratedtransaction or those holding the securities as part of aconstructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency isnot the U.S. dollar;

•	partnerships or other entities classified as partnerships forU.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirementaccount” or “Roth IRA” as defined in Section 408 or 408A ofthe Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S.citizenship or who have ceased to be taxed as U.S. residentaliens; or

•	Non-U.S. Holders, as defined below, for whom income orgain in respect of the securities is effectively connected withthe conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

A security should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including alternative characterizations of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S.federal income tax purposes, created or organized in or underthe laws of the United States or any political subdivisionthereof; or

•	an estate or trust the income of which is subject to U.S.federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the securities, or upon settlement of the securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a security should be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

It is possible that modifications to the MSCI Japan Index could impact the StyleSelect Index, which modifications could be treated as giving rise to a taxable event to U.S. Holders such that U.S. Holders would be required to recognize gain or loss even though the holders did not actually sell or exchange the securities.

In addition, due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative federal income tax characterizations or treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  It is possible, for example, that a security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general.  Assuming the characterization of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution,ten percent or more of the total combined voting power of allclasses of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporationrelated, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest underSection 881(c)(3)(A) of the Code; and

•	the certification requirement described below has beenfulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

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